Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Third Quarter Ended September 30, 2025 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — October 30, 2025 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2025, and the declaration of a cash dividend.

For the third quarter ended September 30, 2025, revenue increased 7.2% to $1,363.4 million, compared to $1,271.6 million for the same quarter, prior year. Income from continuing operations before other income and expense increased 32.9% to $73.0 million for the third quarter ended September 30, 2025, compared to $54.9 million for the same quarter, prior year. Income from continuing operations, net of tax, increased 7.0% to $44.2 million for the third quarter ended September 30, 2025, compared to $41.3 million for the same quarter, prior year. Adjusted EBITDA increased 7.5% to $111.7 million for the third quarter ended September 30, 2025, compared to $103.9 million for the same quarter, prior year. Earnings per common share from continuing operations increased 21.1% to $0.23 for the third quarter ended September 30, 2025, compared to $0.19 for the same quarter, prior year. Adjusted earnings per common share from continuing operations, net of tax, was $0.23 for the third quarter ended September 30, 2025, compared to $0.26 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of income from continuing operations, net of tax, to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share from continuing operations, net of tax, to adjusted earnings per common share from continuing operations, net of tax, is presented in table X of this release.

For the nine months ended September 30, 2025, revenue increased 4.7% to $4,056.2 million, compared to $3,874.5 million for the same period, prior year. Income from continuing operations before other income and expense increased 10.1% to $272.2 million for the nine months ended September 30, 2025, compared to $247.2 million for the same period, prior year. Income from continuing operations, net of tax, increased 25.9% to $176.8 million for the nine months ended September 30, 2025, compared to $140.4 million for the same period, prior year. Adjusted EBITDA was $388.5 million for the nine months ended September 30, 2025, compared to $394.4 million for the same period, prior year. Earnings per common share from continuing operations increased 44.9% to $1.00 for the nine months ended September 30, 2025, compared to $0.69 for the same period, prior year. Adjusted earnings per common share from continuing operations, net of tax, increased 31.6% to $1.00 for the nine months ended September 30, 2025, compared to $0.76 for the same period, prior year. The definition of Adjusted EBITDA and a reconciliation of income from continuing operations, net of tax, to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share from continuing operations, net of tax, to adjusted earnings per common share from continuing operations, net of tax, is presented in table X of this release.

On November 25, 2024, Select completed a tax-free distribution of 104,093,503 shares of common stock of Concentra Group Holdings Parent, Inc. (“Concentra”) to its stockholders. Following the completion of the distribution, the Company no longer owns any shares of Concentra common stock. The results of Concentra are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for the three and nine months ended September 30, 2024.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, and the outpatient rehabilitation segment. As of September 30, 2025, Select Medical operated 105 critical illness recovery hospitals in 29 states, 36 rehabilitation hospitals in 14 states, and 1,922 outpatient rehabilitation clinics in 39 states and the District of Columbia. At September 30, 2025, Select Medical had operations in 40 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the third quarter ended September 30, 2025, revenue for the critical illness recovery hospital segment increased 4.6% to $609.9 million, compared to $583.0 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 10.5% to $56.1 million for the third quarter ended September 30, 2025, compared to $50.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment increased to 9.2% for the third quarter ended September 30, 2025, compared to 8.7% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2025 and 2024.

For the nine months ended September 30, 2025, revenue for the critical illness recovery hospital segment increased 0.2% to $1,848.1 million, compared to $1,843.8 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $199.0 million for the nine months ended September 30, 2025, compared to $238.5 million for the same period, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 10.8% for the nine months ended September 30, 2025, compared to 12.9% for the same period, prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2025 and 2024.

Rehabilitation Hospital Segment

For the third quarter ended September 30, 2025, revenue for the rehabilitation hospital segment increased 16.2% to $328.6 million, compared to $282.7 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 13.0% to $68.0 million for the third quarter ended September 30, 2025, compared to $60.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.7% for the third quarter ended September 30, 2025, compared to 21.3% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2025 and 2024.

For the nine months ended September 30, 2025, revenue for the rehabilitation hospital segment increased 16.4% to $949.8 million, compared to $816.2 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 14.1% to $209.4 million for the nine months ended September 30, 2025, compared to $183.5 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 22.1% for the nine months ended September 30, 2025, compared to 22.5% for the same period, prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2025 and 2024.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2025, revenue for the outpatient rehabilitation segment increased 4.3% to $325.4 million, compared to $312.0 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $24.2 million for the third quarter ended September 30, 2025, compared to $28.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 7.4% for the third quarter ended September 30, 2025, compared to 9.1% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the third quarters ended September 30, 2025 and 2024.

For the nine months ended September 30, 2025, revenue for the outpatient rehabilitation segment increased 3.2% to $960.3 million, compared to $930.7 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $79.0 million for the nine months ended September 30, 2025, compared to $82.0 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 8.2% for the nine months ended September 30, 2025, compared to 8.8% for the same period, prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the nine months ended September 30, 2025 and 2024.

Dividend

On October 29, 2025, Select Medical’s Board of Directors declared a cash dividend of $0.0625 per share. The dividend will be payable on or about November 25, 2025, to stockholders of record as of the close of business on November 12, 2025.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Stock Repurchase Program

The Board of Directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. On October 29, 2025, the Board of Directors extended the common stock repurchase program from December 31, 2025, to December 31, 2027. The common stock repurchase program will remain in effect until then, unless further extended or earlier terminated by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

During the nine months ended September 30, 2025, Select Medical repurchased 6,375,512 shares at a cost of approximately $96.5 million, or $15.13 per share, which includes transaction costs. From the inception of the common stock repurchase program through September 30, 2025, Select Medical has repurchased 54,610,335 shares at a cost of approximately $696.8 million, or $12.76 per share, which includes transaction costs. On August 16, 2022, Congress passed the Inflation Reduction Act of 2022, which enacted a 1% excise tax on stock repurchases that exceed $1.0 million, effective January 1, 2023. As of September 30, 2025, $0.9 million has been accrued for the 1% excise tax as a cost of the stock repurchase.

Business Outlook

Select Medical is increasing its 2025 business outlook for fully diluted earnings per share and reaffirming its 2025 business outlook for revenue and Adjusted EBITDA, which was provided most recently in its July 31, 2025 press release. For fiscal year 2025, Select Medical expects revenue to be in the range of $5.3 billion to $5.5 billion, Adjusted EBITDA to be in the range of $510.0 million to $530.0 million, and fully diluted earnings per share to be in the range of $1.14 to $1.24. Reconciliations of full year 2025 Adjusted EBITDA expectations to income from operations, net of tax, is presented in table XI of this release.

Conference Call

Select Medical will host a conference call regarding its third quarter results and its business outlook on Friday, October 31, 2025, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2025 business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	changes to United States tariff and import/export regulations and the impact on global economic conditions may have a negative effect on our business, financial condition, and results of operations;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	the negative impact of public threats such as a global pandemic or widespread outbreak of an infectious disease similar to the COVID-19 pandemic;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2024.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2024 and 2025

(In thousands, except per share amounts, unaudited)

	2024	2025	% Change
Revenue	$1,271,582	$1,363,445	7.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,135,708	1,215,995	7.1
General and administrative	47,347	40,050	(15.4)
Depreciation and amortization	34,930	34,442	(1.4)
Total costs and expenses	1,217,985	1,290,487	6.0
Other operating income	1,302	—	N/M
Income from continuing operations before other income and expense	54,899	72,958	32.9
Other income and expense:
Loss on early retirement of debt	(10,939)	—	N/M
Equity in earnings of unconsolidated subsidiaries	33,069	12,992	(60.7)
Interest expense	(31,379)	(30,021)	(4.3)
Income from continuing operations before income taxes	45,650	55,929	22.5
Income tax expense from continuing operations	4,374	11,749	168.6
Income from continuing operations, net of tax	41,276	44,180	7.0
Discontinued operations:
Income from discontinued business	62,174	—	N/M
Income tax expense from discontinued business	22,435	—	N/M
Income from discontinued operations, net of tax	39,739	—	N/M
Net income	81,015	44,180	(45.5)
Less: Net income attributable to non-controlling interests	25,387	15,387	(39.4)
Net income attributable to Select Medical	$55,628	$28,793	(48.2)%
Net income attributable to Select Medical’s common stockholders:
Income from continuing operations, net of tax	$24,798	$28,793
Income from discontinued operations, net of tax	30,830	—
Net income attributable to Select Medical’s common stockholders	$55,628	$28,793
Earnings per common share:
Continuing operations - basic and diluted	$0.19	$0.23
Discontinued operations - basic and diluted	0.24	—
Total earnings per common share - basic and diluted(1)	$0.43	$0.23

(1)	Refer to table III for calculation of earnings per common share.
N/M	Not meaningful

II. Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2024 and 2025

(In thousands, except per share amounts, unaudited)

	2024	2025	% Change
Revenue	$3,874,541	$4,056,196	4.7%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	3,378,362	3,572,735	5.8
General and administrative	145,672	108,721	(25.4)
Depreciation and amortization	106,583	104,098	(2.3)
Total costs and expenses	3,630,617	3,785,554	4.3
Other operating income	3,300	1,592	(51.8)
Income from continuing operations before other income and expense	247,224	272,234	10.1
Other income and expense:
Loss on early retirement of debt	(10,939)	—	N/M
Equity in earnings of unconsolidated subsidiaries	53,481	39,122	(26.8)
Interest expense	(100,054)	(89,071)	(11.0)
Income from continuing operations before income taxes	189,712	222,285	17.2
Income tax expense from continuing operations	49,269	45,494	(7.7)
Income from continuing operations, net of tax	140,443	176,791	25.9
Discontinued operations:
Income from discontinued business	198,745	—	N/M
Income tax expense from discontinued business	46,240	—	N/M
Income from discontinued operations, net of tax	152,505	—	N/M
Net income	292,948	176,791	(39.7)
Less: Net income attributable to non-controlling interests	62,860	50,746	(19.3)
Net income attributable to Select Medical	$230,088	$126,045	(45.2)%
Net income attributable to Select Medical’s common stockholders:
Income from continuing operations, net of tax	$89,137	$126,045
Income from discontinued operations, net of tax	140,951	—
Net income attributable to Select Medical’s common stockholders	$230,088	$126,045
Earnings per common share:
Continuing operations - basic and diluted	$0.69	$1.00
Discontinued operations - basic and diluted	1.09	—
Total earnings per common share - basic and diluted(1)	$1.78	$1.00

(1)	Refer to table III for calculation of earnings per common share.
N/M	Not meaningful

III. Earnings per Share

For the Three and Nine Months Ended September 30, 2024 and 2025

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the income from continuing operations, net of tax, attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and nine months ended September 30, 2024 and 2025:

	Basic and Diluted EPS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2025	2024	2025
Income from continuing operations, net of tax	$41,276	$44,180	$140,443	$176,791
Less: net income attributable to non-controlling interests	16,478	15,387	51,306	50,746
Income from continuing operations, net of tax, attributable to Select Medical’s common stockholders	24,798	28,793	89,137	126,045
Less: distributed and undistributed net income attributable to participating securities	956	706	3,462	2,727
Distributed and undistributed income from continuing operations, net of tax, attributable to common shares	$23,842	$28,087	$85,675	$123,318

The following tables set forth the computation of EPS under the two-class method for the three and nine months ended September 30, 2024 and 2025:

	Three Months Ended September 30,
	2024			2025
	Income from Continuing Operations, Net of Tax, Allocation	Shares(1)	Basic and Diluted EPS	Income from Continuing Operations, Net of Tax, Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$23,842	124,714	$0.19	$28,087	120,476	$0.23
Participating securities	956	5,001	$0.19	706	3,030	$0.23
Total	$24,798			$28,793

	Nine Months Ended September 30,
	2024			2025
	Income from Continuing Operations, Net of Tax, Allocation	Shares(1)	Basic and Diluted EPS	Income from Continuing Operations, Net of Tax, Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$85,675	124,175	$0.69	$123,318	123,326	$1.00
Participating securities	3,462	5,017	$0.69	2,727	2,727	$1.00
Total	$89,137			$126,045

(1)	Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2024	September 30, 2025
Assets
Current Assets:
Cash and cash equivalents	$59,694	$60,054
Accounts receivable	821,385	825,811
Other current assets	138,698	134,599
Total Current Assets	1,019,777	1,020,464
Operating lease right-of-use assets	908,095	939,083
Property and equipment, net	872,185	903,242
Goodwill	2,331,898	2,333,143
Identifiable intangible assets, net	103,183	101,425
Other assets	372,813	388,366
Total Assets	$5,607,951	$5,685,723
Liabilities and Equity
Current Liabilities:
Payables and accruals	$777,781	$726,585
Current operating lease liabilities	179,601	184,215
Current portion of long-term debt and notes payable	20,269	28,778
Total Current Liabilities	977,651	939,578
Non-current operating lease liabilities	787,124	818,586
Long-term debt, net of current portion	1,691,546	1,743,371
Non-current deferred tax liability	81,497	88,311
Other non-current liabilities	73,038	76,021
Total Liabilities	3,610,856	3,665,867
Redeemable non-controlling interests	10,167	8,651
Total equity	1,986,928	2,011,205
Total Liabilities and Equity	$5,607,951	$5,685,723

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2024 and 2025

(In thousands, unaudited)

	2024	2025
Operating activities
Net income	$81,015	$44,180
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	16,306	11,723
Depreciation and amortization	50,143	34,442
Provision for expected credit losses	199	506
Equity in earnings of unconsolidated subsidiaries	(33,069)	(12,992)
Loss on extinguishment of debt	10,939	—
Gain on sale or disposal of assets	(89)	(4)
Stock compensation expense	13,376	4,255
Amortization of debt discount, premium and issuance costs	787	784
Deferred income taxes	(602)	17,895
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	22,348	83,144
Other current assets	1,299	(8,060)
Other assets	26,789	1,597
Accounts payable and accrued expenses	(8,472)	(2,163)
Net cash provided by operating activities	180,969	175,307
Investing activities
Business combinations, net of cash acquired	3,682	(1,601)
Purchases of property and equipment	(50,683)	(53,102)
Proceeds from sales and exchange of assets	1,908	22,093
Net cash used in investing activities	(45,093)	(32,610)
Financing activities
Borrowings on revolving facilities	235,000	200,000
Payments on revolving facilities	(570,000)	(300,000)
Proceeds from term loans, net of issuance costs	836,697	—
Payments on term loans	(1,640,418)	(2,625)
Proceeds from 6.875% senior notes, net of issuance costs	637,337	—
Borrowings of other debt	3,078	20,169
Principal payments on other debt	(12,521)	(9,274)
Dividends paid to common stockholders	(16,194)	(7,739)
Repurchases of common stock	(16,524)	(1,970)
Decrease in overdrafts	(9,453)	(16,506)
Proceeds from issuance of non-controlling interests	3,662	2,058
Distributions to and purchases of non-controlling interests	(17,430)	(19,105)
Proceeds from Concentra initial public offering	511,198	—
Net cash used in financing activities	(55,568)	(134,992)
Net increase in cash and cash equivalents	80,308	7,705
Cash and cash equivalents at beginning of period	111,160	52,349
Cash and cash equivalents at end of period	$191,468	$60,054
Supplemental information
Cash paid for interest, excluding amounts received of $23,115 under the interest rate cap contract during the three months ended September 30, 2024	$74,879	$21,937
Cash paid for taxes	41,870	1,066

VI. Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2024 and 2025

(In thousands, unaudited)

	2024	2025
Operating activities
Net income	$292,948	$176,791
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	30,436	42,815
Depreciation and amortization	158,151	104,098
Provision for expected credit losses	1,659	2,061
Equity in earnings of unconsolidated subsidiaries	(49,805)	(39,122)
Loss on extinguishment of debt	10,939	—
Gain on sale or disposal of assets	(1,111)	(47)
Stock compensation expense	39,399	12,179
Amortization of debt discount, premium, and issuance costs	2,279	2,353
Deferred income taxes	(34,941)	10,547
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(116,761)	(6,487)
Other current assets	7,856	(7,498)
Other assets	13,942	5,056
Accounts payable and accrued expenses	37,441	(20,604)
Net cash provided by operating activities	392,432	282,142
Investing activities
Business combinations, net of cash acquired	(2,311)	(1,601)
Purchases of property and equipment	(158,748)	(170,125)
Proceeds from sales and exchange of assets	4,241	22,132
Net cash used in investing activities	(156,818)	(149,594)
Financing activities
Borrowings on revolving facilities	950,000	970,000
Payments on revolving facilities	(1,220,000)	(925,000)
Proceeds from term loans, net of issuance costs	836,697	—
Payments on term loans	(1,719,503)	(7,875)
Proceeds from 6.875% senior notes, net of issuance costs	637,337	—
Borrowings of other debt	20,806	41,522
Principal payments on other debt	(35,782)	(25,965)
Dividends paid to common stockholders	(48,493)	(23,684)
Repurchases of common stock	(17,924)	(99,535)
Decrease in overdrafts	(16,101)	(25,803)
Proceeds from issuance of non-controlling interests	9,413	12,964
Distributions to and purchases of non-controlling interests	(35,800)	(48,812)
Proceeds from Concentra initial public offering	511,198	—
Net cash used in financing activities	(128,152)	(132,188)
Net increase in cash and cash equivalents	107,462	360
Cash and cash equivalents at beginning of period	84,006	59,694
Cash and cash equivalents at end of period	$191,468	$60,054
Supplemental information
Cash paid for interest, excluding amounts received of $68,069 under the interest rate cap contract during the nine months ended September 30, 2024	$216,757	$84,002
Cash paid for taxes	102,696	22,118

VII. Key Statistics

For the Three Months Ended September 30, 2024, and 2025

(unaudited)

	2024	2025	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	106	105
Revenue (,000)	$582,950	$609,929	4.6%
Number of patient days(b)(c)	270,760	265,730	(1.9)%
Number of admissions(b)(d)	8,676	8,859	2.1%
Revenue per patient day(b)(e)	$2,145	$2,287	6.6%
Occupancy rate(b)(f)	65%	65%	0.0%
Adjusted EBITDA (,000)	$50,763	$56,102	10.5%
Adjusted EBITDA margin	8.7%	9.2%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	34	36
Revenue (,000)	$282,709	$328,607	16.2%
Number of patient days(b)(c)	116,835	129,787	11.1%
Number of admissions(b)(d)	8,439	9,385	11.2%
Revenue per patient day(b)(e)	$2,148	$2,254	4.9%
Occupancy rate(b)(f)	82%	83%	1.2%
Adjusted EBITDA (,000)	$60,117	$67,956	13.0%
Adjusted EBITDA margin	21.3%	20.7%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,925	1,922
Working days(g)	64	64
Revenue (,000)	$312,042	$325,383	4.3%
Number of visits(b)(h)	2,773,465	2,924,794	5.5%
Revenue per visit(b)(i)	$101	$100	(1.0)%
Adjusted EBITDA (,000)	$28,319	$24,198	(14.6)%
Adjusted EBITDA margin	9.1%	7.4%

(a)	Includes managed locations.

(b)	Excludes managed locations.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

VIII. Key Statistics

For the Nine Months Ended September 30, 2024, and 2025

(unaudited)

	2024	2025	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	106	105
Revenue (,000)	$1,843,751	$1,848,098	0.2%
Number of patient days(b)(c)	844,623	835,970	(1.0)%
Number of admissions(b)(d)	27,093	27,176	0.3%
Revenue per patient day(b)(e)	$2,175	$2,203	1.3%
Occupancy rate(b)(f)	68%	69%	1.5%
Adjusted EBITDA (,000)	$238,536	$199,034	(16.6)%
Adjusted EBITDA margin	12.9%	10.8%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	34	36
Revenue (,000)	$816,240	$949,770	16.4%
Number of patient days(b)(c)	350,724	378,536	7.9%
Number of admissions(b)(d)	25,039	27,335	9.2%
Revenue per patient day(b)(e)	$2,119	$2,242	5.8%
Occupancy rate(b)(f)	84%	82%	(2.4)%
Adjusted EBITDA (,000)	$183,471	$209,427	14.1%
Adjusted EBITDA margin	22.5%	22.1%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,925	1,922
Working days(g)	192	191
Revenue (,000)	$930,696	$960,309	3.2%
Number of visits(b)(h)	8,336,216	8,568,784	2.8%
Revenue per visit(b)(i)	$100	$101	1.0%
Adjusted EBITDA (,000)	$82,016	$78,984	(3.7)%
Adjusted EBITDA margin	8.8%	8.2%

(a)	Includes managed locations.

(b)	Excludes managed locations.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

IX. Income from Continuing Operations, Net of Tax, to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2024 and 2025

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, income from continuing operations, income from continuing operations before other income and expense, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles income from continuing operations, net of tax, to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings from continuing operations excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, transaction costs associated with the Concentra separation, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2025	2024	2025
Income from continuing operations, net of tax	$41,276	$44,180	$140,443	$176,791
Income tax expense from continuing operations	4,374	11,749	49,269	45,494
Interest expense	31,379	30,021	100,054	89,071
Equity in earnings of unconsolidated subsidiaries	(33,069)	(12,992)	(53,481)	(39,122)
Loss on early retirement of debt	10,939	—	10,939	—
Income from continuing operations, before other income and expense	54,899	72,958	247,224	272,234
Stock compensation expense:
Included in general and administrative	10,961	3,448	32,517	9,714
Included in cost of services	2,247	807	6,382	2,465
Depreciation and amortization	34,930	34,442	106,583	104,098
Concentra separation transaction costs	861	—	1,696	—
Adjusted EBITDA	$103,898	$111,655	$394,402	$388,511

Critical illness recovery hospital	$50,763	$56,102	$238,536	$199,034
Rehabilitation hospital	60,117	67,956	183,471	209,427
Outpatient rehabilitation	28,319	24,198	82,016	78,984
Other(a)	(35,301)	(36,601)	(109,621)	(98,934)
Adjusted EBITDA	$103,898	$111,655	$394,402	$388,511

(a)	Other primarily includes general and administrative costs.

X. Reconciliation of Earnings per Common Share from Continuing Operations, Net of Tax, to Adjusted Earnings per Common Share from Continuing Operations, Net of Tax

For the Three and Nine Months Ended September 30, 2024 and 2025

(In thousands, except per share amounts, unaudited)

Adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations are not measures of financial performance under GAAP. Items excluded from adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations should not be considered in isolation or as alternatives to, or substitutes for, income from continuing operations, net of tax, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile income from continuing operations, net of tax, attributable to common shares and earnings per common share from continuing operations on a fully diluted basis to adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations on a fully diluted basis.

	Three Months Ended September 30,
	2024	Per Share(a)(c)		2025	Per Share(a)
Income from continuing operations, net of tax, attributable to common shares(a)	$23,842	$0.19		$28,087	$0.23
Adjustments:(b)
Loss on early retirement of debt, net of tax	7,697	0.06		—	—
Concentra separation transaction costs, net of tax	612	0.00		—	—
Adjusted income from continuing operations, net of tax, attributable to common shares	$32,151	$0.26	(c)	$28,087	$0.23

	Nine Months Ended September 30,
	2024	Per Share(a)	2025	Per Share(a)
Income from continuing operations, net of tax, attributable to common shares(a)	$85,675	$0.69	$123,318	$1.00
Adjustments:(b)
Loss on early retirement of debt, net of tax	7,695	0.06	—	—
Concentra separation transaction costs, net of tax	1,208	0.01	—	—
Adjusted income from continuing operations, net of tax, attributable to common shares	$94,578	$0.76	$123,318	$1.00

(a)	Income from continuing operations, net of tax, attributable to common shares and earnings per common share from continuing operations are calculated based on the diluted weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to income from continuing operations, net of tax, attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

(c)	Total does not foot due to rounding.

XI. Income from Continuing Operations, Net of Tax, to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2025

(In millions, unaudited)

The following is a reconciliation of full year 2025 Adjusted EBITDA as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table IX for the definition of Adjusted EBITDA and discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2025 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Income from continuing operations, net of tax, attributable to Select Medical	$143	$156
Net income attributable to non-controlling interests	69	71
Income from continuing operations, net of tax	212	227
Income tax expense	63	70
Interest expense	119	119
Equity in earnings of unconsolidated subsidiaries	(49)	(51)
Income from continuing operations before other income and expense	345	365
Stock compensation expense	19	19
Depreciation and amortization	146	146
Adjusted EBITDA	$510	$530